                                                                    Exhibit 12.1
ALAMOSA (DELAWARE), INC.
Computation of Ratio of Earnings to Fixed Charges
(in thousands)

                                                                                                  Six Months
                                                     1998            1999          2000          Ended 6/30/01
                                                ------------    ------------    ------------     ---------------
Net income (Loss)                               $       (924)   $    (32,836)   $    (80,188)     $    (89,571)

Fixed Charges
  Interest Expense (included Amtz of Cap Int)           --             2,641          25,775            34,663
  Interest Capitalized                                                   657            --                 981
  Amortization of Debt Issuance                                          331           1,398             1,163
  Rental Expense                                           5             642           2,059             3,661

Capitalized Interest                                    --              (657)           --                (981)
                                                ------------    ------------    ------------      ------------
Earnings (Loss)
    before fixed charges                                (919)        (29,222)        (50,956)          (50,084)
                                                ============    ============    ============      ============

Interest Expense                                        --             2,641          25,775            34,663
Capitalized Interest                                    --               657            --                 981
Amortization of Debt Issuance                           --               331           1,398             1,163
Rental Expense                                             5             642           2,059             3,661
                                                ------------    ------------    ------------      ------------
Fixed Charges                                              5           4,271          29,232            40,468
                                                ============    ============    ============      ============
Deficiency of earnings
   to fixed charges (1)                                  924          33,493          80,188            90,552
                                                ============    ============    ============      ============

(1) For purposes of computing the deficiency of earnings before fixed charges, fixed charges consist of interest expense, rental expense, and amortization of expense related to indebtedness. The deficiency of earnings before fixed charges is the amount required for the ratio of earnings to fixed charges to be one-to-one.